Exhibit 3(c)-4


                                      THIRD
                            CERTIFICATE OF AMENDMENT
                                     OF THE
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           ETHAN ALLEN INTERIORS INC.


         The undersigned, being the President and Chief Executive Officer and Secretary, respectively, of Ethan Allen Interiors Inc., a Delaware corporation (the "Company"), pursuant to Section 242 of the General Corporation Law of the State of Delaware (the "GCL"), do hereby certify as follows:

         1. At a duly called meeting of the board of directors of the Company, the board adopted resolutions to amend the Company's Restated Certificate of Incorporation (the "Amending Resolutions"), declared said Amending Resolutions to be advisable, and directed that the Amending Resolutions be considered at the Company's Annual Meeting of Stockholders held on November 16, 1998 (the "Annual Meeting");

         2. At the Annual Meeting, called and held upon notice in accordance with Section 222 of the GCL, the requisite number of shares of the Company's common stock, par value $.01 per share, voted in favor of the Amending Resolutions; and

         3. The  Amending  Resolutions  were duly  adopted  in  accordance  with
Section 242 of the GCL.

         NOW, THEREFORE, to effect the Amending Resolutions, the first paragraph of Article FOURTH of the Company's Second Certificate of Amendment of the Restated Certificate of Incorporation shall be deleted in its entirety and replaced as follows:

                  "FOURTH. The total number of shares of capital stock which the Corporation shall have authority to issue is 151,655,000 shares, consisting of 150,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), 600,000 shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), and 1,055,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock").

Except as specifically set forth herein, the remaining paragraphs of Article FOURTH of the Company's Restated Certificate on Incorporation shall not be amended, modified or otherwise altered.





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         IN  WITNESS  WHEREOF,  the  Company  has  caused  this  Certificate  of
Amendment of the Restated Certificate of Incorporation to be signed by M. Farooq Kathwari, its President and Chief Executive Officer, and attested by Roxanne Khazarian, its Secretary, this 27th day of April, 1999.

                                         ETHAN ALLEN INTERIORS INC.



                                         By:  /s/ M. Farooq Kathwari
                                              Name:  M. Farooq Kathwari
                                              Title: President and Chief
                                                     Executive Officer


ATTEST:





         /s/ Roxanne Khazarian
Name:    Roxanne Khazarian
Title:   Secretary